Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636 fax: 403.266.2606

NEWS RELEASE: 26-6	February 10, 2026
	Trading Symbol:	TSX Venture-CANX

CANEX METALS ANNOUNCES FINAL TAKE UP OF GOLD BASIN SHARES AND EXPIRY OF SUCCESSFUL GOLD BASIN OFFER

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is pleased to announce that a total of 73,026,822 common shares of Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX), representing 54.04% of the issued and outstanding common shares of Gold Basin (the “Gold Basin Shares”), have been validly deposited (and not withdrawn) under its offer (the “Offer”) to purchase all of the Gold Basin Shares as of the expiry of the mandatory 10-day extension (the “Mandatory Extension Period”) of the Offer at 5:00 p.m. (Toronto time) on February 10, 2026. The Mandatory Extension Period was initially announced on January 29, 2026, and the Offer has now expired.

CANEX has initiated the take up process and shareholders of Gold Basin (the “Gold Basin Shareholders”) who have tendered during the Mandatory Extension Period will receive the payment of their CANEX shares promptly.

CANEX intends to call a special meeting of Gold Basin Shareholders for the purpose of, among other things, seeking shareholder approval for a subsequent acquisition transaction to complete the privatization of Gold Basin and acquire all Gold Basin Shares not acquired pursuant to the Offer. The special meeting will be called shortly after Gold Basin holds an annual general meeting and a new board of directors is elected. Following the successful completion of such subsequent acquisition transaction, CANEX intends to cause Gold Basin to apply to the TSX Venture Exchange (the “TSXV”) to delist the Gold Basin Shares from the TSXV and, if permitted by applicable law, cause Gold Basin to cease to be a reporting issuer (or equivalent) under applicable Canadian securities laws.

EARLY WARNING DISCLOSURE

The purpose of the Offer is to enable CANEX to acquire all of the Gold Basin Shares (of which it currently holds 69,517,629 Gold Basin Shares and following completion of the final take-up it will hold 73,026,822 Gold Basin Shares). A copy of CANEX’s early warning report to be filed for the final take-up of Gold Basin Shares can be obtained from Laurel Hill Advisory Group, the information agent for the Offer, by telephone at 1-877-452-7184 (North American Toll-Free Number), 1-416-304-0211 (outside North America) or by email at assistance@laurelhill.com. CANEX’s head office is located at 734 – 7th Avenue, Suite 1620, Calgary, Alberta, T2P 3P8, Canada.

Advisors

CANEX has retained Borden Ladner Gervais LLP as its legal advisor and Laurel Hill Advisory Group as its information agent.

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company focused on advancing its 100% owned Gold Range Project in Northern Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

Dr. Shane Ebert P.Geo., is the Qualified Person for CANEX and has verified the data disclosed in this news release against historical and current data sources and has approved the technical disclosure contained in this news release.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

U.S. Notice

The Offer is being made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the Offer materials, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases, in accordance with applicable law. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Offer or passed upon the adequacy or accuracy of the Offer materials. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this news release, including words such as “potential”, “intends”, “opportunities” and similar expressions, are forward-looking information that represents management of CANEX Metals Inc.’s internal projections, expectations or beliefs concerning, among other things: CANEX’s plans for Gold Basin after take-up of Gold Basin Shares; the intention to complete a subsequent acquisition transaction for the privatization of Gold Basin; the intention to cause Gold Basin to delist the Gold Basin Shares from the TSXV and to cease to be a reporting issuer under applicable Canadian securities laws; and future operating results and various components thereof or the economic performance of CANEX. The projections, estimates and beliefs contained in such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause CANEX’s actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the risk that the transactions contemplated by the Offer will not be consummated; and those risks described in CANEX’s filings with the Canadian securities authorities. Accordingly, holders of CANEX Shares and potential investors are cautioned that events or circumstances could cause results to differ materially from those predicted. CANEX disclaims any responsibility to update these forward-looking statements.